                                                                    EXHIBIT 23.7

                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

    Pursuant to Rule 438 of the Securities Act of 1933, as amended, I hereby consent to being named as a person about to become a director of F&M Bancorp, a Maryland corporation ("F&M"), in the Registration Statement on Form S-4 (and any amendments) filed by F&M in connection with the Agreement and Plan of Merger, dated September 7, 1999, and any amendment thereto, by and between Patapsco Valley Bancshares, Inc., a Maryland corporation, and F&M, and to the filing of this consent as an exhibit to that Registration Statement (and any amendments).

                                        /s/ Howard E. Harrison, III
            --------------------------------------------------------------------

                                        Howard E. Harrison, III

Ellicott City, Maryland
November 1, 1999